EXHIBIT 4.2

SATYA WORLDWIDE, INC.

A FLORIDA CORPORATION

TOTAL AUTHORIZED ISSUE
280,000,000 SHARES COMMON STOCK, $0.0001 PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Common Stock of Satya Worldwide, Inc., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Satya Worldwide, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ___ day of _____________ 20___.

Chief Executive Officer	[SEAL]	Secretary